Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

ISPECIMEN INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value (2)	457(o)			$3,000,000	$0.00015310	$460.0
Fees to Be Paid	Equity	Pre-Funded Warrants to Purchase Common Stock				-	-
Fees to Be Paid	Equity	Common Stock Underlying Pre-Funded Warrants				-	-
	Total Offering Amounts							$460.0
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$460.0

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $3,000,000.

(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.